SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      ) *

Opendoor Technologies Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

68372A 10 4

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐            Rule 13d-1(b)

☐            Rule 13d-1(c)

☒           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons GGV Capital V L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 19,380,847 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 19,380,847 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 19,380,847 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 3.6% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) PN

(1)         This statement on Schedule 13G is filed by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV Capital V L.L.C., GGV Capital Select L.L.C., Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung (collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held directly by GGV Capital V L.P.  GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P.  As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons GGV Capital V Entrepreneurs Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 711,272 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 711,272 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 711,272 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 0.1% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) PN

(1)         This statement on Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held directly by GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. serves as the General Partner of GGV Capital V Entrepreneurs Fund L.P.  As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V Entrepreneurs Fund L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons GGV Capital V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 20,092,119 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 20,092,119 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 20,092,119 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 3.7% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) OO

(1)         This statement on Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Consists of (i) 19,380,847 shares of Common Stock held directly by GGV Capital V L.P.; and (ii) 711,272 shares of Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneur Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons GGV Capital Select L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 7,330,756 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 7,330,756 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 7,330,756 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 1.3% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) PN

(1)         This statement on Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held directly by GGV Capital Select L.P.  GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P.  As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  GGV Capital Select L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons GGV Capital Select L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 7,330,756 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 7,330,756 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 7,330,756 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 1.3% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) OO

(1)         This statement on Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         The shares are held directly by GGV Capital Select L.P.  GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P.  As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  GGV Capital Select L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons Jixun Foo
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 27,422,875 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 27,422,875 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 27,422,875 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 5.0% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) IN

(1)         This statement on Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Consists of (i) 19,380,847 shares of Common Stock held directly by GGV Capital V L.P.; (ii) 711,272 shares of Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; and (iii) 7,330,756 shares of Common Stock held directly by GGV Capital Select L.P.  GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P.  As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  GGV Capital Select L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons Glenn Solomon
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 27,422,875 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 27,422,875 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 27,422,875 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 5.0% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) IN

(1)         This statement on Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Consists of (i) 19,380,847 shares of Common Stock held directly by GGV Capital V L.P.; (ii) 711,272 shares of Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; and (iii) 7,330,756 shares of Common Stock held directly by GGV Capital Select L.P.  GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P.  As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  GGV Capital Select L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons Jenny Hong Wei Lee
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 27,422,875 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 27,422,875 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 27,422,875 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 5.0% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) IN

(1)         This statement on Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Consists of (i) 19,380,847 shares of Common Stock held directly by GGV Capital V L.P.; (ii) 711,272 shares of Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; and (iii) 7,330,756 shares of Common Stock held directly by GGV Capital Select L.P.  GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P.  As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  GGV Capital Select L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons Jeffrey Gordon Richards
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 27,422,875 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 27,422,875 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 27,422,875 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 5.0% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) IN

(1)         This statement on Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Consists of (i) 19,380,847 shares of Common Stock held directly by GGV Capital V L.P.; (ii) 711,272 shares of Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; and (iii) 7,330,756 shares of Common Stock held directly by GGV Capital Select L.P.  GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P.  As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  GGV Capital Select L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

1.		Names of Reporting Persons Hans Tung
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.		SEC USE ONLY
4.		Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 27,422,875 shares of Common Stock (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 27,422,875 shares of Common Stock (2)
9.		Aggregate Amount Beneficially Owned by Each Reporting Person 27,422,875 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.		Percent of Class Represented by Amount in Row 9 5.0% of shares of Common Stock (3)
12.		Type of Reporting Person (see instructions) IN

(1)         This statement on Schedule 13G is filed by the Reporting Persons.  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Consists of (i) 19,380,847 shares of Common Stock held directly by GGV Capital V L.P.; (ii) 711,272 shares of Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; and (iii) 7,330,756 shares of Common Stock held directly by GGV Capital Select L.P.  GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P.  As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  GGV Capital Select L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)         The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

CUSIP No. 68372A 10 4	13G

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of the Common Stock, par value $0.001 per share Opendoor Technologies Inc. (the “Issuer”).

Item 1(a).            Name of Issuer:                                     Opendoor Technologies Inc.

Item 1(b).            Address of Issuer’s Principal Executive Officers:

410 N. Scottsdale Road, Suite 1600, Tempe, Arizona 85281

Item 2(a).            Name of Person(s) Filing:

GGV Capital V L.P.

GGV Capital V Entrepreneurs Fund L.P.

GGV Capital V L.L.C.

GGV Capital Select L.P.

GGV Capital Select L.L.C.

Jixun Foo

Glenn Solomon

Jenny Hong Wei Lee

Jeffrey Gordon Richards

Hans Tung

Item 2(b).            Address of Principal Business Office:

GGV Capital

3000 Sand Hill Road, Suite 4-230

Menlo Park, California  94025

United States of America

Item 2(c).             Citizenship or Place of Organization:

Name	Citizenship or Place of Organization
1. GGV Capital V L.P.	Delaware, United States of America
2. GGV Capital V Entrepreneurs Fund L.P.	Delaware, United States of America
3. GGV Capital V L.L.C.	Delaware, United States of America
4. GGV Capital Select L.P.	Delaware, United States of America
5. GGV Capital Select L.L.C.	Delaware, United States of America
6. Jixun Foo	Singapore
7. Glenn Solomon	United States of America
8. Jenny Hong Wei Lee	Singapore
9. Jeffrey Gordon Richards	United States of America
10. Hans Tung	United States of America

Item 2(d).            Title of Class of Securities:                      Common Stock, par value $0.001 per share

Item 2(e).             CUSIP Number:                                                                                   68372A 10 4

Item 3.                           If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

CUSIP No. 68372A 10 4	13G

Item 4(a).                  Amount Beneficially Owned:

Item 4(b).                  Percent of Class:

Item 4(c).                   Number of shares as to which such persons have:

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G as of December 31, 2020:

Reporting Persons	Shares Held Directly (1)	Shared Voting Power	Shared Dispositive Power	Beneficial Ownership	Percentage of shares of Common Stock (3)
GGV Capital V L.P.	19,380,847	19,380,847	19,380,847	19,380,847	3.6% of shares of Common Stock
GGV Capital V Entrepreneurs Fund L.P.	711,272	711,272	711,272	711,272	0.1% of shares of Common Stock
GGV Capital V L.L.C. (2)	0	20,092,119	20,092,119	20,092,119	3.7% of shares of Common Stock
GGV Capital Select L.P.	7,330,756	7,330,756	7,330,756	7,330,756	1.3% of shares of Common Stock
GGV Capital Select L.L.C. (2)	0	7,330,756	7,330,756	7,330,756	1.3% of shares of Common Stock
Jixun Foo (2)	0	27,422,875	27,422,875	27,422,875	5.0% of shares of Common Stock
Glenn Solomon (2)	0	27,422,875	27,422,875	27,422,875	5.0% of shares of Common Stock
Jenny Hong Wei Lee (2)	0	27,422,875	27,422,875	27,422,875	5.0% of shares of Common Stock
Jeffrey Gordon Richards (2)	0	27,422,875	27,422,875	27,422,875	5.0% of shares of Common Stock
Hans Tung (2)	0	27,422,875	27,422,875	27,422,875	5.0% of shares of Common Stock

(1)   Represents the number of shares of Common Stock currently held by the Reporting Persons.

(2)   GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital V L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P.  GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P.  As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  GGV Capital Select L.L.C. owns no securities of the Issuer directly.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C.  As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.  Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)   The percentage of shares of Common Stock beneficially owned by each of the Reporting Persons as of December 18, 2020 is based on a total of 544,422,565 shares the Issuer outstanding as of December 18, 2020, as set forth in the Issuer’s Form 8K dated December 18, 2020.

Item 5.                                 Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    ☐

Item 6.                                 Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.                                 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.                                 Identification and Classification of Members of the Group:

Not applicable.

CUSIP No. 68372A 10 4	13G

Item 9.                                 Notice of Dissolution of Group:

Not applicable.

Item 10.                          Certification:

Not applicable.

CUSIP No. 68372A 10 4	13G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2021

GGV CAPITAL V L.P.
GGV CAPITAL V ENTREPRENEURS FUND L.P.
BY:	GGV CAPITAL V L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-fact

GGV CAPITAL V L.L.C.

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-fact

GGV CAPITAL SELECT L.P.
BY:	GGV CAPITAL SELECT L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-Fact

GGV CAPITAL SELECT L.L.C.

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-Fact

/s/ Jixun Foo
Jixun Foo

/s/ Glenn Solomon
Glenn Solomon

/s/ Jenny Hong Wei Lee
Jenny Hong Wei Lee

/s/ Jeffrey Gordon Richards
Jeffrey Gordon Richards

/s/ Hans Tung
Hans Tung

CUSIP No. 68372A 10 4	13G

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Common Stock of Opendoor Technologies Inc.

Dated: February 12, 2021

GGV CAPITAL V L.P.
GGV CAPITAL V ENTREPRENEURS FUND L.P.
BY:	GGV CAPITAL V L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-fact

GGV CAPITAL V L.L.C.

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-fact

GGV CAPITAL SELECT L.P.
BY:	GGV CAPITAL SELECT L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-Fact

GGV CAPITAL SELECT L.L.C.

By:	/s/ Stephen Hyndman
Stephen Hyndman
Attorney-in-Fact

/s/ Jixun Foo
Jixun Foo

/s/ Glenn Solomon
Glenn Solomon

/s/ Jenny Hong Wei Lee
Jenny Hong Wei Lee

/s/ Jeffrey Gordon Richards
Jeffrey Gordon Richards

/s/ Hans Tung
Hans Tung